Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Reports

Fourth Quarter and Full Year 2014 Financial and Operating Results

New Record Daily Production of ~205.8 MMcfe/d (34,299 Boe/d)

New Record Throughput on Eureka Hunter Pipeline of ~463,400 MMBtu/d

Houston, TX — (Marketwire) — March 2, 2015 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC; MHR.PRD; and MHR.PRE) (the “Company” or “Magnum Hunter”) announced today financial and operating results for the three months and twelve months ended December 31, 2014.  The Company plans to file its Form 10-K for the year ended December 31, 2014 with the Securities and Exchange Commission later today, Monday, March 2, 2015.  Highlights of the Company’s financial and operating results include the following:

•                  Oil and gas revenue increased 21.7% to $268.5 million for the year ended 2014, compared with revenue of $220.7 million for the year ended 2013

•                  Adjusted EBITDAX(a) for the fourth quarter of 2014 and full year 2014 were $25.9 million and $150.5 million, respectively

•                  Adjusted net loss(a) of ($0.24) and ($0.65) per diluted share is reported for the fourth quarter of 2014 and full-year 2014, respectively

•                  Net gain/(loss) of $0.21 and ($1.32) per diluted share is reported for the fourth quarter of 2014 and full-year 2014, respectively

•                  Reported production of 103.1 MMcfe/d (17,178 Boe/d) for the fourth quarter of 2014 and 101.3 MMcfe/d (16,879 Boe/d) for the full-year 2014

•                  Current record production of ~205.8 MMcfe/d (34,299 Boe/d), a 103% increase over 2014 average daily production

•                  Current production mix of 72% natural gas, 14% NGLs and 14% oil

•                  Reported 83.8 MMBoe of total proved reserves at year-end 2014, up 25% from year-end 2013 (as adjusted for reported asset sales during 2014)

•                  ~208,000 net acres in core plays, of which ~80,000 net acres in the Marcellus Shale and ~128,000 net acres in the Utica Shale currently under lease

•                  Current record throughput on Eureka Hunter Pipeline System of approximately 463,400 MMBtu/d

•                  The Company drilled and completed its first two Utica Shale dry gas wells, the Stalder #3UH (~47% working interest) and the Stewart Winland 1300U (~100% working interest), which tested at peak rates of 32.5 MMcf of natural gas per day and 46.5 MMcf of natural gas per day, respectively

•                  Closed on over $210 million of non-core asset sales in fiscal year 2014

•                  Raised ~$180 million of proceeds from sales of common stock at $7 per share in fiscal year 2014

•                  All previously reported material weaknesses in internal controls over financial reporting have been remediated as of year-end

(a) See Non-GAAP Financial Measures and Reconciliations below

Financial and Operating Results for the Twelve Months Ended December 31, 2014

Oil and gas production increased 43.9% for the twelve months ended December 31, 2014 to 6,161 MBoe or an average of 16,879 Boe/d (58.9% natural gas), compared with 4,281 MBoe or an average of 11,728 Boe/d for the twelve months ended December 31, 2013. The increase in production was attributable primarily to the Company’s expanded drilling program in its core areas of operations in the Marcellus Shale and Utica Shale.

Magnum Hunter reported an increase in oil and gas revenues of 21.7% to $268.5 million for the twelve months ended December 31, 2014, compared with $220.7 million for the twelve months ended December 31, 2013. The increase in oil and gas revenues resulted principally from increases in the Company’s oil and natural gas production as a result of its expanded drilling operations in its unconventional resources plays in the Marcellus Shale and Utica Shale throughout 2014.

The Company reported a net loss of ($249.9) million attributable to common shareholders, or ($1.32) per basic and diluted common shares outstanding, for the twelve months ended December 31, 2014, compared with a net loss of ($278.9) million, or ($1.64) per basic and diluted common shares outstanding, for the twelve months ended December 31, 2013. When adjusted for non-cash expenses and non-recurring gains on asset sales, the Company’s adjusted net loss attributable to common shareholders for the twelve months ended December 31, 2014 was ($0.65) per basic and diluted common shares outstanding (see Non-GAAP Financial Measures and Reconciliations below).

For the twelve months ended December 31, 2014, Magnum Hunter’s Adjusted Earnings Before Interest, Income Taxes, Depreciation, Amortization and Exploration (“Adjusted EBITDAX”) was $150.5 million, compared with $120.4 million for the twelve months ended December 31, 2013 (See Non-GAAP Financial Measures and Reconciliations below).  The 25.0% increase in Adjusted EBITDAX was primarily due to (i) an overall production increase as a result of our expanded drilling operations in the Marcellus Shale and Utica Shale and (ii) higher average realized natural gas prices during the period. Natural gas production shut-ins, increased transportation and processing costs and higher non-recurring cash general and administrative costs (see Non-GAAP Financial Measures and Reconciliations below) per Boe, partially offset the increase. Production costs per Boe decreased in fiscal year 2014, compared with fiscal year 2013, due primarily to (i) lower recurring costs in the Appalachian Basin and Williston Basin, (ii) lower non-recurring workover expenses primarily in the Williston Basin and (iii) the sale of certain assets in the Williston Basin that historically carried a higher lifting cost. General and administrative expenses increased overall during the twelve months ended December 31, 2014 due primarily to a one-time, non-cash charge of $32.6 million resulting from a reallocation of midstream capital expenditures between the Company and its principal co-owner in Eureka Hunter Holdings. Excluding this one-time charge, general and administrative expenses decreased $6.4 million, or 7.8%, to $76.1 million for fiscal year 2014 compared with fiscal year 2013. The decrease resulted primarily from (i) lower share-based compensation and 401K plan matching expense and (ii) lower professional services fees related to accounting and auditing services. The Company anticipates that its reliance on third-party consultants will continue to substantially decrease, which, combined with reductions in corporate offices and headcount, will further reduce its recurring general and administrative expenses per Boe in fiscal year 2015.

Financial and Operating Results for the Three Months Ended December 31, 2014

Oil and gas production increased 34% for the three months ended December 31, 2014 to 1.6 million Boe or an average of 17,178 Boe per day (63% natural gas), compared with production of 1.2 million Boe or an average of 12,786 Boe per day for the three months ended December 31, 2013.  The increase in production was attributable primarily to the Company’s expanded drilling program in its core areas of operations. In addition, the Company’s natural gas production mix increased to 63% of overall production in the fourth quarter of 2014, compared with 46% in the fourth quarter of 2013. These increases in production and natural gas mix are a result of last year’s focus on capital expenditures to further develop the Company’s Marcellus Shale and Utica Shale properties.

Magnum Hunter reported a decrease in oil and gas revenues of 27.7% to $46.3 million for the three months ended December 31, 2014, compared with $63.9 million for the three months ended December 31, 2013. Revenues decreased during the quarter ended December 31, 2014 due to (i) decreases in oil prices, (ii) decreased volumes due to the divestitures of certain non-core oil and gas properties located in Divide County, North Dakota during the fourth quarter and (iii) shut-ins of certain Marcellus Shale and Utica Shale wells due to pad drilling, all of which wells are now producing.

The Company reported net income of $42.8 million attributable to common shareholders, or $0.21 per basic and diluted common shares outstanding, for the three months ended December 31, 2014, compared with a net loss of ($61.2) million, or ($0.36) per basic and diluted common shares outstanding, for the three months ended December 31, 2013.  When adjusted for a combination of non-cash expenses and non-recurring gains on asset sales, the Company’s adjusted net loss attributable to common shareholders for the three months ended December 31, 2014 was ($0.24) per basic and diluted common shares outstanding (see Non-GAAP Financial Measures and Reconciliations below).

For the three months ended December 31, 2014, Magnum Hunter’s Adjusted EBITDAX was $25.9 million, compared with $35.8 million for the three months ended December 31, 2013 (See Non-GAAP Financial Measures and Reconciliations below), a decrease of 27.6%.  The decrease in Adjusted EBITDAX was due primarily to the decrease in revenues during the quarter ended December 31, 2014 referred to above. Recurring general and administrative expenses per Boe for the three months ended December 31, 2014 decreased 49% to $3.72 per Boe from $7.24 per Boe for the three months ended December 31, 2013, due primarily to (i) production increases during the period and (ii) less reliance on third-party consultants (See Non-GAAP Financial Measures and Reconciliations below).  The Company anticipates that its reliance on third-party consultants will continue to substantially decrease, which, combined with reductions in corporate offices and headcount, will further reduce its recurring general and administrative expenses per Boe in fiscal year 2015.

In the fourth quarter of 2014, the Company’s production was impacted by production shut-ins in the Appalachian region due primarily to the previously reported wells that were shut-in due to multi-well pad development.

2014 Significant Divestitures

During 2014, Magnum Hunter completed a number of divestitures resulting in proceeds in excess of $210 million, before purchase price adjustments. The Company successfully divested its remaining Eagle Ford Shale assets in Atascosa County, in South Texas, for $24.9 million ($15.5 million in cash and $9.4 million in stock), various properties in Alberta, Canada for $8.7 million, all of the Company’s assets located in Saskatchewan, Canada for $68.8 million, certain non-core, non-operated properties in North Dakota for $23.5 million, the former Baytex operated properties in Divide County, North Dakota for $84.8 million and legacy waterfloods in West Virginia for $1.2 million.

Capital Expenditures and Liquidity

For the twelve months ended December 31, 2014, total upstream capital expenditures were $470.5 million, consisting of $80.8 million for the Williston Basin and $389.7 million for the Appalachian Basin. Leasehold acquisition expenditures for the twelve months ended December 31, 2014, were $146.2 million, with a primary emphasis in the Utica Shale and Marcellus Shale plays. Total midstream capital expenditures for such period were $221.5 million.

For the three months ended December 31, 2014, total upstream capital expenditures were $150.7 million, consisting of $13.9 million for the Williston Basin and $136.8 million for the Appalachian Basin. Leasehold acquisition expenditures for the three months ended December 31, 2014, were $46.9 million, with a primary emphasis in the Utica Shale and Marcellus Shale plays. Total midstream capital expenditures for such period were $50.2 million.

Magnum Hunter believes that its internally generated cash flows, anticipated increased borrowing availability under its senior revolving credit facility, and additional liquidity sources, including but not limited to proceeds from non-core asset sales, potential capital markets transactions and planned strategic initiatives that the Company is actively pursuing, will provide it with sufficient liquidity to fund its fiscal 2015 capital expenditure budget. As of December 31, 2014, the Company had total liquidity of approximately $63.9 million, comprised of approximately $53.2 million of cash and $10.7 million of borrowing availability under its senior revolving credit facility.

The Company’s upstream capital expenditure budget for fiscal year 2015 is $100 million, but it intends to reevaluate this budget on a quarterly basis.  The Company’s upstream capital expenditure budget may be reduced or increased depending on realized prices for our natural gas, natural gas liquids and oil, investment opportunities, continued effective implementation of cost reduction initiatives, including reduction of oil and gas field service costs, and funding allocations. The Company has allocated approximately $70 million of its upstream capital expenditure budget to its Marcellus Shale and Utica Shale exploration and development drilling program in West Virginia and Ohio, approximately $10 million to its properties in the Williston Basin/Bakken Shale in North Dakota (substantially all of which are non-operated) and approximately $20 million for additional leasehold acreage acquisitions in the Marcellus Shale and Utica Shale plays.

The Company is working on several transactions and strategic initiatives to improve current liquidity. These transactions may include (i) entry into asset management agreements whereby a third party agrees to provide credit support to the interstate pipeline companies in replacement of the Company’s firm transportation letters of credit (an “AMA”), resulting in the cancellation of the Company’s firm transportation letters of credit and a corresponding increase in the borrowing capacity under its revolving credit facility, (ii) conducting sales of assets, including selling a portion of the Company’s equity interest in Eureka Hunter Holdings, and/or (iii) entering into a joint venture under which the Company would sell or contribute all or a portion of its undeveloped leasehold acreage in Ohio to fund capital expenditures and provide working capital.

The Company is currently engaged in discussions with several third parties relating to a proposed AMA whereby the Company would enter into a natural gas marketing agreement with such third party during the first quarter of 2015 and, in connection therewith, the third party would substitute its credit support for the Company’s outstanding firm transportation letters of credit of $39.3 million, which would then be canceled, resulting in an increase in borrowing capacity under the Company’s revolving credit facility.

Magnum Hunter has also initiated discussions to sell a portion of its equity interest in Eureka Hunter Holdings by the end of the second quarter of 2015, with such portion representing less than 8% of the outstanding common units of Eureka Hunter Holdings.  Based on the Company’s current ownership interest in Eureka Hunter Holdings of approximately 48%, the Company anticipates that this transaction, if completed, could provide up to $75 million in additional liquidity.

The Company has also commenced marketing activities to form a joint venture with a third-party investor for the further development of the Company’s undeveloped leasehold acreage in Ohio. The Company anticipates that a joint venture agreement will be reached by the second quarter of 2015 providing for a third-party investor commitment of up to a total of $500 million, which would consist of an upfront cash payment by the investor and the remainder as a capital expenditure carry, whereby the investor would fund the Company’s pro rata part of the capital expenditures required to develop the acreage sold or contributed to the joint venture. The Company anticipates that the joint venture will be comprised of approximately 93,000 undeveloped net acres, all located within the State of Ohio.

Operations

During the quarter ended December 31, 2014, the Company had a 100% success rate on the 15 wells in which it had a working interest that were completed in the fourth quarter of 2014.

The table below summarizes the Company’s gross drilling activities by area for the fourth quarter of 2014 and full-year 2014:

	Total Drilled Wells		Operated Wells		Completed Wells		Awaiting Frac
	4Q2014	FY 2014	4Q2014	FY 2014	4Q2014	FY 2014	4Q2014	FY 2014
Marcellus Shale	4	10	4	13	6	17	0	0
Utica Shale	0	5	0	5	3	6	0	0
Williston Basin	3	38	0	1	6	18	3	3
Total	7	53	4	19	15	41	3	3

Currently, the Company is not running any drilling rigs in any of its basins where it has ownership interests in properties, as it awaits further reductions in oil and gas field service costs.

Marcellus and Utica Shale

During the fourth quarter of 2014, the Company completed the drilling of 4 gross (4 net) wells and completed 9 gross (7.5 net) wells in the Marcellus Shale and Utica Shale plays. All wells that are currently online are flowing to sales via the Eureka Hunter Pipeline System. The Company’s net production in the fourth quarter of 2014 attributable to Triad Hunter, LLC’s operations was approximately 73.84 MMcfe/d (75% natural gas, 18% NGLs and 7% condensate).

On the WVDNR Pad in Wetzel County, West Virginia, the Company’s WVDNR #1207, #1208 and #1209 wells (~100% working interest) began flowing to sales on April 2, 2014. The wells were shut-in on May 31, 2014 to prepare the WVDNR Pad for drilling four additional down-dip laterals off the same pad site.  The Company’s WVDNR #1410, #1411, #1412 and #1413 wells (~100% working interest) have been drilled with an approximate true vertical depth of 7,500 feet.  The WVDNR #1410 well was drilled and cased with a 4,350 foot horizontal lateral, and successfully fraced with 23 stages. The well tested at a peak rate of 12,966 Mcfe (17% NGLs and 3% condensate) per day on an adjustable choke. The WVDNR #1411 well was drilled and cased with a 4,048 foot horizontal lateral, and successfully fraced with 21 stages. The well tested at a peak rate of 10,761 Mcfe (18% NGLs and 1% condensate) per day on an adjustable choke. The WVDNR #1412 well was drilled and cased with a 4,842 foot horizontal lateral, and successfully fraced with 24 stages. The well tested at a peak rate of 12,992 Mcfe (17% NGLs and 3% condensate) per day on an adjustable choke. The WVDNR #1413 well was drilled and cased with a 5,807 foot horizontal lateral, and successfully fraced with 29 stages. The well tested at a peak rate of 13,321 Mcfe (17% NGLs and 3% condensate) per day on an adjustable choke. All wells on the WVDNR Pad in Wetzel County, West Virginia are currently flowing to sales.

On the Stewart Winland Pad in Tyler County, West Virginia, the Company’s first Utica Shale well (the Stewart Winland #1300U) (100% working interest) drilled and completed in the State of West Virginia, and the most southeastern well in the entire play, was drilled to a true vertical depth of 10,825 feet with a 5,289 foot horizontal lateral, and was successfully fraced with 22 stages.  The Stewart Winland #1300U tested at a peak rate of 46.5 MMcf of natural gas per day (~7,750 Boe per day) on an adjustable rate choke with 7,810 psi FCP.  The Company has drilled and cased three ~100% owned Marcellus Shale wells on the Stewart Winland Pad, the Stewart Winland #1301M, #1302M and #1303M.  The Stewart Winland #1301M was drilled and cased to a true vertical depth of 6,155 feet with a 5,762 foot horizontal lateral, and successfully fraced with 27 stages. The well tested at a peak rate of 17.0 MMcfe of natural gas per day (~23% condensate and ~25% NGLs) on an adjustable rate choke. The Stewart Winland #1302M was drilled and cased to a true vertical depth of 6,147 feet with a 5,676 foot horizontal lateral, and successfully fraced with 29 stages.  The well tested at a peak rate of 17.1 MMcfe of natural gas per day (~19% condensate and ~26% NGLs) on an adjustable rate choke.  The Stewart Winland #1303M was drilled and cased to a true vertical depth of 6,149 feet with a 5,762 foot horizontal lateral, and successfully fraced with 29 stages.  The well tested at a peak rate of 16.8 MMcfe of natural gas per day (~20% condensate and ~26% NGLs) on an adjustable rate choke.  All four wells (3 Marcellus Shale and 1 Utica Shale) on the Stewart Winland Pad have been flowing to sales through the Eureka Hunter Pipeline System commencing prior to year-end.

On the Stalder Pad in Monroe County, Ohio, the Company drilled and completed its first dry gas well, the Stalder #3UH (47% working interest), and placed it on production in February 2014.  Initial flow tests peaked at a rate of 32.5 MMcf (approximately 5.4 MBoe) of natural gas per day on an adjustable rate choke with 4,300 psi FCP.  The Stalder #3UH was drilled to a true vertical depth of 10,653 feet with a 5,050 foot horizontal lateral, and successfully fraced with 20 stages.  The Stalder #6UH, #7UH and #8UH have been drilled and cased to total depth, and the Company commenced flowback operations on the wells over the last several weeks. The Stalder #6UH was drilled to a true vertical depth of 10,660 and a 5,746 foot lateral with 24 frac stages and the well is currently flowing back and still cleaning up.  The Stalder #7UH was drilled to a true vertical depth of 10,660 and a 6,053 foot lateral with 25 frac stages and tested at a peak rate of 33.1 MMcfe/d.  The Stalder #8UH was drilled to a true vertical depth of 10,660 and a 6,228 foot lateral with 26 frac stages and tested at a peak rate of 33.5 MMcfe/d.

Williston Basin

During 2014, the Company drilled a total of 38 gross (11.4 net) wells in the Bakken/Three Forks Sanish formations in North Dakota.  In the Company’s operated areas, the Company drilled 1 gross (1 net) well, and in the Company’s non-operated areas, 37 gross (10.4 net) wells were drilled.  At the end of the fourth quarter of 2014, 3 gross (1.4 net) Company wells were drilling or waiting on fracture stimulation in the Williston Basin of North Dakota.

Eureka Hunter

As of February 28, 2015, Eureka Hunter Pipeline was gathering approximately 463,400 MMBtu per day.   The Company expects continued increases in throughput volumes as new customers bring gas to the Eureka Hunter Pipeline System due to the recent completions of new interconnects with major interstate pipelines.  The midstream capital expenditure budget has been completed and is waiting on formal approval from the Eureka Hunter Holdings board. Eureka Hunter Pipeline has recently completed several key projects. Eureka Hunter Pipeline’s operational focus has been centered on finishing up critical interconnections into Rockies Express Pipeline (“REX”), Texas Eastern (“TETCO”) and Columbia Pipeline. Recently, Eureka Hunter Pipeline completed a new gathering pipeline that takes Utica Shale dry gas to interconnects with REX, TETCO, Dominion Transmission and Blue Racer.  Eureka Hunter Pipeline’s new Ormet wet and dry natural gas gathering extensions were also completed, and can now deliver dry gas to Clarington and wet gas to the Blue Racer Natrium plant.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “Calendar year 2014 was a transformational year at Magnum Hunter to say the least. We completed six divestitures that were predominately oil related for proceeds exceeding $210 million. We raised $180 million of new common equity at $7 per share. We replaced our previous minority equity partner in our midstream division with a new more strategic one and at the same time sold an interest to this new partner valuing our midstream division at $1 billion. We acquired ~16,456 net leasehold acres associated with the MNW transaction for ~$67.3 million and purchased ~1,700 net mineral acres related to Ormet for ~$22.7 million, all in the heart of the Marcellus Shale and Utica Shale plays in southeastern Ohio and northwestern West Virginia. We drilled some of the most prolific wells in the entire Utica Shale play proving that the southern acreage may in fact hold the best rock characteristics. We significantly reduced our financial exposure to potential borrowing base reductions caused by the recent drop in commodity prices by putting in place a second lien term loan last October that provides a five-year maturity with minimal financial covenants. Most importantly, we reported today record current production results as well as record current midstream volume throughputs that exceeded prior management estimates. For 2015, Magnum Hunter is in a very unique position of spending a limited amount of capital and reporting anticipated production growth rates exceeding 100% compared to prior year results. While our 2015 capital expenditure budget has been dramatically reduced, we remain flexible with the potential to add a large number of new completions on wells already drilled. These new production results announced today give us confidence to now increase our production guidance for calendar year 2015 to 180 - 204 MMcfe per day (30,000 - 34,000 Boe per day). Management is also continuing down the path of improving our balance sheet with several strategic initiatives that in total could exceed $200 million in liquidity enhancements over the next few months. We have our core Appalachian leasehold position that we have been acquiring over the past four years now in place. With the ultimate completion of our Ohio Utica joint venture currently in progress, we will be well positioned to begin further delineating our 208,000 net acres in the Marcellus Shale and Utica Shale plays. Having experienced four of these commodity price downturns in my 30 plus year career in this industry, we have always come out in the past a stronger company on the other side when prices improve. I expect nothing different this time around.”

Non-GAAP Financial Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release.

Magnum Hunter defines adjusted income (loss) as reported net income (loss) attributable to common shareholders, plus non-recurring and non-cash items which include (1) exploration expense, (2) impairment of proved oil and gas properties, (3) impairment of other operating assets, (4) non-cash stock compensation expense, (5) non-cash 401k matching expense, (6) non-recurring transaction and other expense, (7) unrealized (gain) loss on investments, (8) interest expense — fees, (9) unrealized (gain) loss on derivatives, (10) (gain) loss on sale of assets, (11) income tax expense (benefit), (12) non-recurring charge for reduction of capital account in Eureka Hunter Holdings, (13) gain on deconsolidation of Eureka Hunter Holdings, (14) loss on extinguishment of Eureka Hunter Holdings Series A Preferred Units, (15) (gain) loss from sale of discontinued operations and (16) income from discontinued operations.

Magnum Hunter defines Adjusted EBITDAX as net income (loss) from continuing operations before (1) net interest expense, (2) (gain) loss on sale of assets, (3) depletion, depreciation, amortization and accretion, (4) impairment of proved oil and gas properties, (5) impairment of other operating assets, (6) non-cash stock compensation expense, (7) non-cash 401k matching expense, (8) non-recurring transaction and other expense, (9) unrealized (gain) loss on investments, (10) interest expense — fees, (11) unrealized (gain) loss on derivatives, (12) (gain) loss on sale of assets, (13) income tax expense (benefit), (14) non-recurring charge for reduction of capital account in Eureka Hunter Holdings, (15) gain on deconsolidation of Eureka Hunter Holdings, (16) loss on extinguishment of Eureka Hunter Holdings Series A Preferred Units, (17) (gain) loss from sale of discontinued operations and (18) income from discontinued operations.  Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

Magnum Hunter defines recurring cash G&A as total general and administrative expenses before (1) non-cash stock compensation, (2) acquisition and other non-recurring expense and (3) non-recurring charge for reduction of capital account in Eureka Hunter Holdings.

Management believes these non-GAAP financial measures facilitate evaluation of the Company’s business on a “normalized” or recurring basis and without giving effect to certain non-cash expenses and other items, thereby providing management, investors and analysts with comparative information for evaluating the Company in relation to other oil and gas companies providing corresponding non-GAAP financial measures.  These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP, and that the reconciliations to the closest corresponding GAAP measure should be reviewed carefully.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia and Ohio. The Company is presently active in two of the most prolific unconventional shale resource plays in North America, the Marcellus Shale and Utica Shale located in Northwest West Virginia and Southeast Ohio.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•                  annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•                  the most recent version of the Company’s Investor Presentation slide deck;

•                  announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•                  press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•                  corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, its to be filed Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

MAGNUM HUNTER RESOURCES CORPORATION UNAUDITED RESULTS OF OPERATIONS

(Continuting Operations)

(in thousands, except per unit data)

	Year Ended December 31,
	2014	2013	2012
Oil and natural gas revenue and production
Revenues (in thousands, U.S. Dollars)
Oil	$131,109	$147,798	$82,225
Natural gas	91,277	53,821	45,825
NGL	46,115	19,080	5,678
Total oil and natural gas sales	268,501	220,699	133,728

Production
Oil (MBbl)	1,570	1,641	993
Natural gas (MMcf)	21,788	13,212	14,289
NGL (MBoe)	960	438	154
Total (MBoe)	6,161	4,281	3,529
Boe/d	16,879	11,728	9,643

Average prices (U.S. Dollars)
Oil (per Bbl)	$83.53	$90.04	$82.77
Natural gas (per Mcf)	$4.19	$4.07	$3.21
NGL (per Boe)	$48.04	$43.61	$36.79
Total average price (per Boe)	$43.58	$51.55	$37.89

Costs and expenses (per Boe)
Production costs	$7.77	$10.91	$8.54
Severance tax and marketing	$2.82	$4.27	$2.28
Transportation, processing, and other related costs	$7.03	$5.27	$3.05
Exploration	$19.24	$23.45	$22.78
Impairment of proved oil and natural gas property	$48.90	$11.68	$1.09
General and administrative expense	$17.64	$19.26	$17.67
Depletion, depreciation and accretion	$23.84	$25.08	$20.53

Other segments (in thousands)
Natural gas transportation, gathering, processing and marketing revenues	$97,916	$61,178	$13,040
Natural gas transportation, gathering, processing and marketing expenses	$84,764	$52,099	$8,028
Oilfield services revenues	$23,134	$18,431	$12,333
Oilfield services expenses	$15,686	$14,825	$10,037

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$53,180	$41,713
Restricted cash	—	5,000
Accounts receivable:
Oil and natural gas sales	16,319	25,099
Joint interests and other, net of allowance for doubtful accounts of $308 and $196 at December 31, 2014 and 2013, respectively	23,888	30,582
Derivative assets	16,586	608
Inventory	2,268	7,158
Investments	3,864	2,262
Prepaid expenses and other assets	4,091	2,938
Assets held for sale	—	5,366
Total current assets	120,196	120,726

PROPERTY, PLANT AND EQUIPMENT
Oil and natural gas properties, successful efforts method of accounting, net	1,098,235	1,224,659
Gas transportation, gathering and processing equipment and other, net	77,423	289,420
Total property, plant and equipment, net	1,175,658	1,514,079

OTHER ASSETS
Deferred financing costs, net of amortization of $15,099 and $9,735 as of December 31, 2014 and 2013, respectively	22,856	20,008
Derivative assets, long-term	—	25
Intangible assets, net	—	6,530
Goodwill	—	30,602
Assets held for sale	—	162,687
Investment in affiliates, equity method	347,191	350
Other assets	3,928	1,644
Total assets	$1,669,829	$1,856,651

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2014	2013
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of notes payable	$10,770	$3,804
Accounts payable	130,502	107,837
Accounts payable to related parties	90	23
Accrued liabilities	20,277	44,629
Revenue payable	5,450	6,313
Derivative liabilities	—	1,903
Liabilities associated with assets held for sale	—	12,865
Other liabilities	1,356	6,491
Total current liabilities	168,445	183,865

NONCURRENT LIABILITIES
Long-term debt	937,963	876,106
Asset retirement obligations	26,229	16,163
Derivative liabilities, long-term	—	76,310
Other long-term liabilities	5,337	2,279
Long-term liabilities associated with assets held for sale	—	14,523
Total liabilities	1,137,974	1,169,246

COMMITMENTS AND CONTINGENCIES (Note 16)

REDEEMABLE PREFERRED STOCK
Series C Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”), cumulative dividend rate 10.25% per annum, 4,000,000 authorized, 4,000,000 issued and outstanding as of December 31, 2014 and 2013, with a liquidation preference of $25.00 per share	100,000	100,000
Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC (the “Eureka Hunter Holdings Series A Preferred Units”), cumulative distribution rate of 8.0% per annum, 9,885,048 issued and outstanding as of December 31, 2014 and 2013, with a liquidation preference of $200,620 as of December 31, 2013	—	136,675
	100,000	236,675
SHAREHOLDERS’ EQUITY
Preferred stock of Magnum Hunter Resources Corporation, 10,000,000 shares authorized, including authorized shares of Series C Preferred Stock
Series D Cumulative Preferred Stock (“Series D Preferred Stock”), cumulative dividend rate 8.0% per annum, 5,750,000 authorized, 4,424,889 issued and outstanding as of December 31, 2014 and 2013, with a liquidation preference of $50.00 per share	221,244	221,244
Series E Cumulative Convertible Preferred Stock (“Series E Preferred Stock”), cumulative dividend rate 8.0% per annum, 12,000 authorized, 3,803 issued and 3,722 outstanding as of December 31, 2014 and 2013, with a liquidation preference of $25,000 per share	95,069	95,069
Common stock, $0.01 par value per share, 350,000,000 shares authorized, and 201,420,701 and 172,409,023 issued, and 200,505,749 and 171,494,071 outstanding as of December 31, 2014 and 2013, respectively	2,014	1,724
Additional paid in capital	909,783	733,753
Accumulated deficit	(784,546)	(586,365)
Accumulated other comprehensive loss	(7,765)	(19,901)
Treasury stock, at cost:
Series E Preferred Stock, 81 shares as of December 31, 2014 and 2013	(2,030)	(2,030)
Common stock, 914,952 shares as of December 31, 2014 and 2013	(1,914)	(1,914)
Total Magnum Hunter Resources Corporation shareholders’ equity	431,855	441,580
Non-controlling interest	—	9,150
Total shareholders’ equity	431,855	450,730
Total liabilities and shareholders’ equity	$1,669,829	$1,856,651

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2014	2013	2012
REVENUES AND OTHER
Oil and natural gas sales	$268,501	$220,699	$133,728
Midstream natural gas gathering, processing, and marketing	97,916	61,178	13,040
Oilfield services	23,134	18,431	12,333
Other revenue	1,918	4,230	836
Total revenue	391,469	304,538	159,937
OPERATING EXPENSES
Production costs	47,857	46,689	30,119
Severance taxes and marketing	17,344	18,282	8,043
Transportation, processing, and other related costs	43,292	22,549	10,775
Exploration	118,509	100,389	80,375
Impairment of proved oil and gas properties	84,764	50,011	3,839
Midstream natural gas gathering, processing, and marketing	15,686	52,099	8,028
Oilfield services	301,276	14,825	10,037
Depletion, depreciation, amortization and accretion	146,868	107,385	72,438
(Gain) loss on sale of assets, net	(2,456)	44,641	596
General and administrative	108,687	82,461	62,347
Total operating expenses	881,827	539,331	286,597
OPERATING LOSS	(490,358)	(234,793)	(126,660)
OTHER INCOME (EXPENSE)
Interest income	156	265	202
Interest expense	(86,463)	(72,621)	(51,846)
(Gain) loss on derivative contracts, net	(72,254)	(25,274)	22,239
Gain on deconsolidation of Eureka Hunter Holdings, LLC	509,563	—	—
Loss from equity method investment	(1,038)	(994)	(1,971)
Other income	2,561	15,897	4,014
Total other expense, net	352,525	(82,727)	(27,362)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(137,833)	(317,520)	(154,022)
Income tax benefit	—	85,407	24,665
LOSS FROM CONTINUING OPERATIONS, NET OF TAX	(137,833)	(232,113)	(129,357)
Income (loss) from discontinued operations, net of tax	4,561	(62,561)	(9,773)
Gain (loss) on disposal of discontinued operations, net of tax	(13,855)	71,510	2,409
NET LOSS	(147,127)	(223,164)	(136,721)
Net loss attributed to non-controlling interests	3,653	988	4,013
LOSS ATTRIBUTABLE TO MAGNUM HUNTER RESOURCES CORPORATION	(143,474)	(222,176)	(132,708)
Dividends on preferred stock	(54,707)	(56,705)	(34,706)
Loss on extinguishment of Eureka Hunter Holdings Series A Preferred Units	(51,692)	—	—
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(249,873)	$(278,881)	$(167,414)
Weighted average number of common shares outstanding, basic and diluted	189,135,500	170,088,108	155,743,418
Loss from continuing operations per share, basic and diluted	$(1.27)	$(1.69)	$(1.03)
Income (loss) from discontinued operations per share, basic and diluted	(0.05)	0.05	(0.04)
NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(1.32)	$(1.64)	$(1.07)

AMOUNTS ATTRIBUTABLE TO MAGNUM HUNTER RESOURCES CORPORATION
Loss from continuing operations, net of tax	$(134,180)	$(231,125)	$(125,344)
Income (loss) from discontinued operations, net of tax	(9,294)	8,949	(7,364)
Net loss	$(143,474)	$(222,176)	$(132,708)

MAGNUM HUNTER RESOURCES CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(147,127)	$(223,164)	$(136,721)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and accretion	146,868	134,867	135,896
Exploration	116,945	115,069	116,686
Impairment of proved oil and gas properties	301,276	89,041	4,096
Impairment of other operating assets	730	—	—
Share-based compensation	12,469	13,624	15,696
Cash paid for plugging wells	(107)	(14)	—
Loss (gain) on sale of assets	11,399	(7,318)	(3,074)
Gain on deconsolidation of Eureka Hunter Holdings	(509,563)	—	—
Loss from captial account adjustement of Eureka Hunter Holdings	32,569	—	—
Loss from equity method investment	1,038	994	1,971
Unrealized loss (gain) on open derivative contracts	(18,232)	17,058	(10,945)
Loss on extinguished embedded derivative	91,792	—	—
Unrealized loss (gain) on investments	—	(8,003)	229
Amortization and write-off of deferred financing costs and discount on Senior Notes included in interest expense	9,679	4,836	7,399
Deferred tax benefit	—	(84,527)	(21,595)
Changes in operating assets and liabilities:
Accounts receivable, net	8,533	22,781	(73,549)
Inventory	4,381	4,658	(6,198)
Prepaid expenses and other current assets	(3,071)	(1,073)	(538)
Accounts payable	(51,930)	42,050	16,390
Revenue payable	(2,953)	(11,589)	8,776
Accrued liabilities	(23,361)	2,421	3,492
Net cash provided by operating activities	(18,665)	111,711	58,011
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures and advances	(562,324)	(631,511)	(568,610)
Change in restricted cash	5,000	(3,500)	—
Cash paid in acquisitions, net of cash received of $0; $0; and $34, respectively	—	—	(444,844)
Deconsolidation of the cash of Eureka Hunter Holdings	(6,380)	—	—
Proceeds from partial sale of equity interest in Eureka Hunter Holdings	55,000	—	—
Change in deposits and other long-term assets	(2,554)	854	89
Proceeds from sales of assets	193,139	506,297	4,158
Net cash provided by (used in) investing activities	(318,119)	(127,860)	(1,009,207)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuing Senior Notes	—	—	596,907
Proceeds from borrowings on debt	629,392	373,991	546,043
Principal repayments of debt	(467,745)	(380,923)	(542,654)
Proceeds from sale of Eureka Hunter Holdings Series A Preferred Units	11,956	35,280	149,655
Proceeds from sale of Eureka Hunter Holdings Series A Common Units	8,180	—	—
Issue Series A-2 Units of Eureka Hunter Holdings, net of costs	40,000	—	—
Net proceeds from sale of common stock	178,410	—	148,241
Net proceeds from sale of preferred stock	—	10,072	144,635
Repurchase noncontrolling interest	(2,875)	—	—
Proceeds from exercise of warrants and options	9,663	5,352	2,331
Change in other long-term liabilities	1,023	(1,222)	186
Purchase of treasury shares	—	—	(1,750)
Payment of deferred financing costs	(14,208)	(1,246)	(20,313)
Preferred stock dividends paid	(45,601)	(40,648)	(26,839)
Net cash provided by (used in) financing activities	348,195	656	996,442
Effect of changes in exchange rate on cash	56	(417)	(2,474)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,467	(15,910)	42,772
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	41,713	57,623	14,851
CASH AND CASH EQUIVALENTS, END OF PERIOD	$53,180	$41,713	$57,623

Magnum Hunter Resources Reconciliations (Unaudited)

Adjusted Loss per Common Share Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in thousands)	2014	2013	2014	2013

Net income (loss) attributable to common shareholders - reported	$42,767	$(61,208)	$(249,873)	$(278,881)

Non-recurring and non-cash items:
Exploration expense	66,115	25,132	118,509	100,389
Impairment of proved oil and gas properties	261,478	10,544	301,276	50,011
Impairment of other operating assets	64	—	730	—
Non-cash: stock compensation expense	5,689	1,790	11,363	13,624
Non-cash: 401k matching expense	408	298	2,033	1,856
Non-recurring transaction and other expense	8,527	8,487	26,147	29,807
Unrealized (gain) loss on investments	534	(229)	1,038	814
Interest expense - fees	3,684	1,175	11,086	4,836
Unrealized (gain) loss on derivatives	(14,491)	(6,699)	73,560	17,058
(Gain) loss on sale of assets	2,156	2,527	(2,456)	44,641
Income tax (benefit)	—	(38,180)	—	(85,407)
Non-recurring charge for reduction of capital account in Eureka Hunter Holdings	32,569	—	32,569	—
Gain on deconsolidation of Eureka Hunter Holdings	(509,563)	—	(509,563)	—
Loss on extinguishment of Eureka Hunter Holdings Series A Preferred Units	51,692	—	51,692	—
(Gain) loss from sale of discontinued operations	(128)	31,421	13,855	(71,510)
Income from discontinued operations	—	108	(4,561)	62,561

Total non-recurring and non-cash items	$(91,266)	$36,374	$127,278	$168,680

Net income (loss) attributable to common shareholders - as adjusted	$(48,499)	$(24,834)	$(122,595)	$(110,201)

Net income (loss) attributable to common shareholders - as adjusted	$(0.24)	$(0.15)	$(0.65)	$(0.65)

Weighted Average Shares	199,916,880	171,085,346	189,135,500	170,088,108

Adjusted EBITDAX Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in thousands)	2014	2013	2014	2013

Net income (loss) from continuing operations	$103,320	$(14,382)	$(137,833)	$(232,113)
Net Interest expense	23,960	19,221	86,307	72,356
(Gain) loss on sale of assets	2,156	2,527	(2,456)	44,641
Depletion, depreciation, amortization and accretion	45,135	27,244	146,868	107,385
Impairment of proved oil and gas properties	261,478	10,544	301,276	50,011
Impairment of other operating assets	64	—	730	—
Exploration expense	66,115	25,132	118,509	100,389
Non-cash stock compensation expense	5,689	1,790	11,363	13,624
Non-cash 401k matching expense	408	298	2,033	1,856
Non-recurring transaction and other expense	8,527	8,487	26,147	29,807
Unrealized (gain) loss on investments	534	(229)	1,038	814
Income tax (benefit)	—	(38,180)	—	(85,407)
Unrealized (gain) loss on derivatives	(14,491)	(6,699)	73,560	17,058
Non-recurring charge for reduction of capital account in Eureka Hunter Holdings	32,569	—	32,569	—
Gain on deconsolidation of Eureka Hunter Holdings	(509,563)	—	(509,563)	—
Total Adjusted EBITDAX	$25,901	$35,753	$150,548	$120,421

Recurring Cash G&A Reconciliation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in thousands)	2014	2013	2014	2013

Total G&A	$52,660	$18,788	$108,687	$82,461

Adjustments:
Non-cash stock compensation	5,689	1,790	11,363	13,624
Acquisition and other non-recurring expense	8,527	8,487	26,147	29,807
Non-recurring charge for reduction of capital account in Eureka Hunter Holdings	32,569	—	32,569	—
Recurring Cash G&A	$5,875	$8,511	$38,608	$39,030

Recurring Cash G&A Per BOE	$3.72	$7.24	$6.27	$9.12